Exhibit 10.13

FIRST AMENDMENT TO SUBLEASE

This FIRST AMENDMENT TO SUBLEASE (this “Amendment”) is made and entered into as of the 8th day of July, 2003, by and between PACIFIC INCOME ADVISORS, INC., a Delaware corporation (“Sublandlord”), and ANWORTH MORTGAGE ASSET CORPORATION, a Maryland corporation (“Subtenant”).

R E C I T A L S :

A.    Sublandlord is the tenant under that certain Wilshire Palisades Building Office Lease dated as of April 30, 1987 (the “Office Lease”) (as amended, the “Master Lease”), by and between Tele/TAC Associates, predecessor-in-interest to EOP-WILSHIRE PALISADES, L.L.C., a Delaware limited liability company (“Landlord”), and Sublandlord as tenant, concerning space located on the second (2nd) floor, as more particularly described in the Lease (the “Premises”), of that certain office building located at 1299 Ocean Avenue, Santa Monica, California (the “Building”).

B.    Sublandlord and Subtenant entered into that certain Sublease, dated June 13, 2002 (the “Sublease”) for that certain space consisting of approximately 5,500 rentable square feet located on the second (2nd) floor of the Building as more particularly described in the Sublease (the “Subleased Premises”).

C.    Sublandlord and Subtenant desire to amend the Sublease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1.    Capitalized Terms.    All capitalized terms when used herein shall have the same meaning as is given such terms in the Sublease unless expressly superseded by the terms of this Amendment.

2.    Rent.    Sublandlord and Subtenant hereby acknowledge and agree that pursuant to the terms of Section 6 of the Office Lease, as amended, Sublandlord is obligated to pay to Landlord its Percentage Share of Operating Expenses and real property taxes (as those terms are defined in the Office Lease), in excess of the Operating Expenses and real property taxes incurred during the Base Year (as that term is defined in the Office Lease). Notwithstanding anything to the contrary contained in the Sublease, effective retroactively as of January 1, 2003, and continuing throughout the term of the Sublease, Subtenant shall, within ten (10) days following receipt of written demand from Sublandlord, reimburse Sublandlord for that portion of Sublandlord’s Operating Expenses and real property taxes which relate to the Subleased

Premises. Upon receipt of written request from Subtenant, Sublandlord shall forward to Subtenant any documentation received by Sublandlord from Landlord evidencing the calculation of such expenses.

3.    No Further Modification.    Except as specifically set forth in this Amendment, all of the terms and provisions of the Sublease, as amended, shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Sublease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

IN WITNESS WHEREOF, Sublandlord and Subtenant have caused this Amendment to be executed on the day and date first above written.

“SUBLANDLORD”:

PACIFIC INCOME ADVISORS, INC.,

a Delaware corporation

By:     /s/  Heather U. Baines

       Its:     President

“SUBTENANT”:

ANWORTH MORTGAGE ASSET CORPORATION,

a Maryland corporation

By:     /s/  Thad M. Brown

       Its:     Chief Financial Officer

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